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                                                        EXHIBIT 99.1


St. Louis, MO, July 16, 1999 - INTRAV (NASDAQ/NM TRAV) and Kuoni Travel Holding, Limited, Switzerland, today announced that they have entered into a definitive agreement providing for a business combination of INTRAV and Kuoni. Under the proposed transaction, which is structured as a merger of a Kuoni subsidiary with and into INTRAV, each share of INTRAV's common stock outstanding at the effective time of the merger will be converted into the right to receive $21.32 payable in cash, for an aggregate purchase price of approximately $115 million. On July 16, 1999, the last reported sales price of common stock of INTRAV was $16 1/2.

INTRAV, founded in 1959, in St. Louis, MO, designs, markets, and operates deluxe worldwide travel programs and small-ship cruises ranging in price from $2,000 to $75,000 per person. Its marketing and sales activities are largely limited to the U.S. and Canada.

INTRAV is best known for its ultra-deluxe Around the World Tours by Private Supersonic Concorde and high quality cruises operated by its subsidiary, Clipper Cruise Line, which has been named among the world's ten best cruise lines three years in a row by prestigious Conde Nast Traveler Magazine.

Kuoni, founded in 1906 in Zurich, Switzerland, is one of Europe's largest travel companies with subsidiaries in 11 European countries, the Far East, India and the United States. A substantial part of the business volume is generated in the home country which makes Kuoni undisputedly the market leader of the travel industry in Switzerland.
In the U.K., Kuoni has strengthened its position as the leading operator in the long-haul travel sector, having received the Travel Award as "Britain's Best Long-Haul Travel Operator" for the 16th time in a row.

The Board of Directors of INTRAV has unanimously approved the agreement and plan of merger, and received an opinion from its financial adviser, Stifel, Nicolaus & Company Inc., that the consideration to be received by INTRAV's shareholders in the merger is fair to the INTRAV shareholders from a financial point of view. The transaction is subject to the approval of INTRAV's shareholders, the expiration of the waiting period under the applicable antitrust laws and other customary conditions.

INTRAV's founding shareholder, who currently owns approximately 74.8% of INTRAV's outstanding common stock, has agreed to vote his shares in favor of approval of the merger. It is expected that the merger will be completed by September 30, 1999.

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This press release does not constitute "proxy solicitation material"
within the meaning of Regulation 14A and Schedule 14A of the Securities Exchange Act of 1934, as amended.